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                                                                   EXHIBIT 10.22


                  DePUY, INC. AND DePUY INTERNATIONAL LIMITED
                  ORTHOPAEDIC EXTRA-COMPENSATION OPPORTUNITY
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        This document sets forth the terms and provisions of the Orthopaedic
Extra-Compensation Opportunity established by DePuy, Inc. of Warsaw, Indiana, and DePuy International Limited of Leeds, England, which is hereafter referred to as "OREO." Unless formally amended, this document is intended to govern OREO and its application in all respects notwithstanding any other information, verbal or written, which may be published.

A.  PLAN OBJECTIVES
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The objectives of the long-term Compensation Plan for DePuy are as follows:

 .   Provide a long-term Plan for DePuy employees that is competitive with stock option programs of publicly-owned companies.

 .   Aid in the recruitment of key employees to DePuy and provide a program to retain them.

 .   Provide enhanced benefits for key managers to give equivalency to publicly-
    owned U.S. companies. Structure an incentive Plan to encourage a career commitment to DePuy.

 .   Implement a Plan that could be funded from over-budgeted earnings.

 .   Improve business results with incentives for employees and significant return to shareholders.

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 .   Base rewards on total DePuy results, thereby encouraging integration of
    DePuy U.S. and outside U.S. organizations. Foster a transnational organization.


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B.  ELIGIBILITY
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Eligibility will be primarily focused upon U.S. positions, several key
International positions, and expatriate employees. A "core group" of about 40 contributors will participate in the initial 1991 performance year.

From year-to-year, it is expected that the core group will receive awards which may vary in value each Plan year. Additional employees may become participants ranging from year-to-year to a one-time basis. This provision will provide appropriate action for high potentials, critical resources and performance on a case-by-case basis.

Participants in the Plan will be nominated by the Presidents of DePuy, Inc. and DePuy International, as well as other members of the Worldwide staff and approved by the Orthopaedic CEO.


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C.  PLAN DESIGN
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Elements of the proposed Plan design are discussed below.

 .   PLAN CYCLE.  The performance period is one calendar year; awards will be
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    determined each year based upon attainment of predetermined financial objectives. Awards will be effective as of January 1 of the year following but calculated after audited results are available. The first award date will be March 1992 for the 1991 performance period.

 .   FINANCIAL PERFORMANCE.  The Plan focuses on exceeding the annual budgeted
    ---------------------
    Operating Profit. For above Budget OP, the initial Plan design will allocate 60% of each dollar to employee pool and 40% to shareholders. This allocation will continue up to a maximum cap of 20% of eligible participant salaries. However, in the event the budgeted OP is not achieved, the company may elect to make awards under the Plan not to exceed 10% of eligible participant salaries.

 .   COMPENSATION AWARDS.  Each participant will be given "Certificates of
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    Value" based upon judgments concerning the level of contribution to over-
    Plan performance. The award(s) will range from 0% to 30% maximum of individual base salary in the form of one thousand dollar certificate units.


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 . Vesting. Vesting will occur over a period of three years of employment after
  -------
  each award date based upon the following example:


            Vesting        0%         0%       25%       50%      100%
            Amounts
            -------   -----------   ------   ------    ------    ------
             Year     Performance   1/1/92   1/1/93    1/1/94    1/1/95
                         Year       Award
                         1991        Date


Certificates which vest in January of any year will be redeemed by payment at that time.

The awards and the income generated by the investment activity will vest over a three-year period, subject to exceptons noted below. The income generated by the investment will be the higher of the income earned by the investment vehicle (defined later) or the income the funds would have earned had they been invested in 30-year Treasury Bills as determined from the 30-year T-bill index. If the investment in mutual fund or other vehicles produces a loss, the company will pay the original amount of the investment plus a return based on the 30-year T-bill index. Awards made in one year ("Award Year") for the business activity in the prior year ("Performance Year") will vest over the next three years. On January 1 ("Award Date") of each year a participant will be 25% vested in the funds paid into the fund on his behalf on January 1 of the prior year, and will be paid that amount through redemption in January. He will be vested in an additional 25%

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of those funds which were invested two years prior to that Award Date and will be paid that amount through redemption in January. Vesting in the remaining 50% of those funds that were invested three years prior will occur after three years from the Award Date, which will be paid through redemption in January.

Retirement or termination of an employee will end his or her participation in the OREO. All vested amounts, plus their accrued earnings, will be paid upon an employee's termination for whatever reason. Unvested amounts of a terminated employee will be forfeited. However, upon retirement of an employee, all vested and unvested amounts and their accrued earnings will be paid as of the date of retirement. Similarly, in the event of the permanent disability or death of an employee, all vested, unvested amounts and their accrued earnings will be paid.

Should the Boehringer Mannheim family of companies cease its ownership of DePuy, Inc., all funds, vested and unvested, together with all accrued earnings will be paid to the participants as of the date of the ownership change.

 .   INVESTMENT VEHICLE.  After audited results of the prior Plan year, the total
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    of awards to all participants will be invested in a health care mutual fund and/or other investments which have been approved by the Plan Committee.


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 .   INVESTMENT EARNINGS.  Performance of the mutual fund will be reported to
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    participants on an annual basis until vesting occurs and payment to participants is made. Gains incurred in these investments will be shared pro rata among the participants' accounts.

 .   FUNDING.  This Plan is an unfunded promise and employee claims are the same
    -------
    as those of other creditors of the company.

    To prepare for these payments, the company may set aside assets in certain funds that will be primarily invested in the health care industry. Participant value rights will change based on the performance of these funds, less administrative expense paid by the company on these funds.

    The change in participant value rights will be reported at least once per year.

 .   FUND EXPENSES.  The fund will pay administrative expenses as they are
    -------------
    charged, and each participant's account will share in a pro rata portion of those expenses. Plan forfeitures may be used in meeting these costs as they might occur from time to time.

 .   TAX CONSIDERATIONS.  A compensation expense deduction for the payment of
    ------------------
    awards will be taken by the company in the year the employee receives cash payment in respect of the award. The employee is required to pay state and federal taxes when awards are paid.


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 . Plan Committee.  Administration of the Plan will be accomplished by a
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  committee comprised of the Orthopaedics' CEO; President, DePuy, Inc.; Senior
  Vice President, Personnel; Senior Vice President, Finance; and Corange representative.

 . Communications.  The communications plan will involve the following steps:
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   1. The appropriate president will meet with employees during the fourth quarter of the Performance Year to announce their participation in this Plan, give them a brief summary of the Plan and advise that further details will be communicated in the following year.

   2. In March, Certificates of Value will be presented to the initial group of eligible employees.

   3. At the end of each quarter, the president will review progress toward financial goals and discuss financial plans at the regularly scheduled director/manager MBO meetings without having to single out OREO participants.

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